FOR IMMEDIATE RELEASE
DATE: October 4, 2017

XENIA HOTELS & RESORTS ACQUIRES
THE RITZ-CARLTON PENTAGON CITY FOR $105 MILLION

Orlando, FL - October 4, 2017 - Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced its acquisition of The Ritz-Carlton Pentagon City, a 365-room luxury hotel located in Arlington, Virginia, for a purchase price of $105 million, or approximately $287,670 per key. The acquisition was funded with cash available on the Company’s balance sheet and its senior unsecured credit facility. The purchase price represents an estimated 11.3x multiple on 2017 forecasted Hotel EBITDA. The Company currently forecasts that the hotel will generate approximately $2 million of Hotel EBITDA for the remainder of 2017. Additional details on the transaction can be found in the presentation posted on the Company’s website, www.xeniareit.com.

"We are pleased to add The Ritz-Carlton Pentagon City to our portfolio of high-quality hotels and resorts as we continue to increase our concentration in the luxury and upper upscale segments through the acquisition of our first Ritz-Carlton,” said Marcel Verbaas, President and Chief Executive Officer of Xenia. “The hotel’s excellent location and exposure to a diverse set of demand generators in the Arlington and Washington D.C. markets, its strong in-place cash flow, and our ability to acquire the hotel at an attractive valuation were key considerations in our decision to acquire this outstanding asset. We look forward to expanding our long-standing relationship with Marriott and building on the existing operations at the property as we benefit from the hotel’s recent rooms renovation and the long-term strength and stability of the D.C. market.”

The 18-story luxury hotel features 365 rooms and 19,000 square feet of meeting space, and has recently completed an $11 million renovation of its guestrooms and club lounge. In addition to being in excellent physical condition, the hotel is uniquely positioned within the market, as it is directly connected to The Fashion Centre at Pentagon City. This mixed-use facility contains approximately 870,000 square feet of retail and restaurant space, as well as an approximately 170,000 square feet office tower. The mall features 170 retailers and recently underwent a $90 million renovation and 52,000 square foot expansion.

The hotel is located proximate to the Pentagon, Crystal City and Rosslyn business districts, as well as Old Town Alexandria and Washington D.C. The property is the closest hotel to The Pentagon and is the only luxury hotel in the high-end Arlington, Virginia market. Arlington is one of the top performing submarkets in the D.C. Metro area due to its proximity to major government institutions, with over 40 million square feet of office space, various leisure demand generators, and transportation hubs such as Ronald Reagan National Airport and the region’s Metro system.

About Xenia Hotels & Resorts, Inc.
Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests primarily in premium full service and lifestyle hotels, with a focus on the top 25 U.S. lodging markets as well as key leisure destinations in the United States. The Company owns 39 hotels, including 37 wholly owned hotels, comprising 11,533 rooms, across 18 states and the District of Columbia. Xenia’s hotels are primarily in the luxury and upper upscale segments, and operated and/or licensed by industry leaders such as Marriott®, Hyatt®, Kimpton®, Aston®, Fairmont®, Hilton®, and Loews®, as well as leading independent management companies including Sage Hospitality, The Kessler Collection, Urgo Hotels & Resorts, and Davidson Hotels & Resorts. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “will,” “may,” “estimate,” “plan,” “outlook,” “forecasts,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements include statements in this press release regarding the acquisition of certain properties identified in the news release and Xenia’s expectations with respect to projected future performance of the properties. Forward-looking statements are based on Xenia’s current expectations and beliefs, which we believe to be reasonable, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in Xenia's Annual Report on Form 10-K as filed on February 28, 2017, as well as other filings we make with the Securities and Exchange Commission. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Xenia, and Xenia assumes no obligation and expressly disclaims any duty to update information contained in this news release except as required by law.

Contact: Lisa Ramey, Vice President Finance, Xenia Hotels & Resorts, (407) 246-8100

For additional information or to receive press releases via email, please visit our website at www.xeniareit.com

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